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                             CAMPBELL RESOURCES INC.

                             EMPLOYEE INCENTIVE PLAN
                             AS AMENDED MAY 18, 1999


PART 1 - INTRODUCTION:

1.01 PURPOSE: The purpose of the Employee Incentive Plan (the "Plan") is to establish an improved plan to replace the existing employee incentive plan and to advance the interests of the Corporation by encouraging equity participation in the Corporation by its employees through acquisition of shares of the Corporation (the "Shares"). The Plan will consist of a share purchase plan (the "Share Purchase Plan"), share option plan (the "Share Option Plan"), share bonus plan (the "Share Bonus Plan") and share loan plan (the "Share Loan Plan") for certain employees including officers thereof (whether or not directors) (the "Participants") of Campbell Resources Inc. and its subsidiaries (the "Corporation").

PART 2 - SHARE PURCHASE PLAN

2.01 PARTICIPANTS: Participants in the Share Purchase Plan will be employees of the Corporation (including officers whether or not directors) who have been continuously employed by the Corporation for at least 12 consecutive months. The Board of Directors or the Compensation Committee shall have the right to in its absolute discretion to waive such 12 month period or to refuse any employee or group of employees the right of participation or continued participation in the Share Purchase Plan.

2.02 ELECTION TO PARTICIPATE IN THE SHARE PURCHASE PLAN AND PARTICIPANT'S
CONTRIBUTION: Any Participant may elect to contribute an amount (the "Participant's Contribution") to the Share Purchase Plan in any calendar year if the Participant, in January of that calendar year, delivers to the Corporation a written direction in form and substance satisfactory to the Corporation:

  (a) authorizing the Corporation to deduct from the Participant's salary in equal instalments the Participant's Contribution; and

  (b) directing the Corporation to register a municipal address as the Participant's address on the shareholders' register for any Shares issued to the Participant in accordance with the Share Purchase Plan.

The Participant's Contribution shall not exceed 5% of the Participant's basic annual salary from the Corporation before deductions, exclusive of any overtime pay, bonuses or allowances of any kind whatsoever (the "Basic Annual Salary"). No adjustment shall be made to the Participant's Contribution until the next succeeding calendar year and then only if a new written direction has been delivered to the Corporation for such calendar year. The Participant's Contribution shall be held by the Corporation in trust for the purposes of the Share Purchase Plan.

2.03 CORPORATION'S CONTRIBUTION: Immediately prior to the date any Shares are issued to a Participant in accordance with Section 2.05, the Corporation will credit the Participant with and thereafter hold in trust for the Participant an amount (the "Corporation's Contribution") equal to 50% of the Participant's Contribution then held in trust by the Corporation.


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2.04 AGGREGATE CONTRIBUTION: The Participant's Contribution plus the
Corporation's Contribution shall be the "Aggregate Contribution". The Corporation shall not be required to segregate the Aggregate Contribution from its own corporate funds or to pay interest thereon.

2.05 ISSUE OF SHARES: On March 31, June 30, September 30 and December 31 in each calendar year or if such day is not a business day then on the next business day immediately thereafter, the Corporation will issue to each Participant fully paid and non-assessable Shares equal in value to the Aggregate Contribution held in trust on such date by the Corporation converted into Shares at the Issue Price on such dates. If such conversion would otherwise result in the issue to a Participant of a fraction of a share, the Corporation will issue only such whole Shares as are issuable. "Issue Price" means the average of the closing prices for the Shares on The Toronto Stock Exchange ("TSE") or in the event of no trades, the average of the bid and asked prices, on the last five business days prior to the date of issue. The Corporation shall hold any unused balance of the Aggregate Contribution in trust for a Participant until used in accordance with the Share Purchase Plan.

2.06 WITHDRAWAL FROM THE SHARE PURCHASE PLAN: In the event that a Participant ceases to be employed by the Corporation for any reason or in the event of the death of a Participant while participating in the Share Purchase Plan, no further purchases of Shares will be made and the Participant's Contribution then held in trust by the Corporation for the Participant shall be paid to the Participant or his estate or successor, as the case may be, and the Corporation's Contribution then held in trust for the Participant shall be paid to the Corporation. A Participant shall not be entitled to withdraw from the Share Purchase Plan under any other circumstances during the calendar year for which he has elected to participate.

2.07 TERMINATION OF THE SHARE PURCHASE PLAN: Termination of the Share Purchase Plan shall not affect the rights of Participants to the Shares purchased by them pursuant to the Share Purchase Plan. In the event of termination of the Share Purchase Plan, the Corporation shall pay to each Participant, the Participant's Contributions then held in trust by the Corporation for such Participant and the Corporation's Contribution then held in trust for the Participants shall be paid to the Corporation.

PART 3 - SHARE OPTION PLAN:

3.01 OPTIONS: The Board of Directors or the Compensation Committee of the Corporation may, from time to time, in its discretion, grant to any officer or salaried employee of the Corporation (whether or not directors) (the "Options") rights ("Options") to purchase Shares from the Corporation during five years from the date of grant (the "Option Period") except as the same may be reduced as provided in Section 3.05, and otherwise upon and subject to such terms, conditions, limitations, prohibitions and restrictions as are herein contained and as the Board of Directors or the Compensation Committee may from time to time impose on the Option and by any rules or regulations which may be adopted by the Board of Directors or the Compensation Committee with respect to the operation or administration of the Share Option Plan.

3.02 AMOUNT OF OPTIONS: The determination regarding the amount of optioned Shares to be granted each Participant will take into consideration the Participant's present and potential contribution to the success of the Corporation.

3.03 PURCHASE PRICE: The purchase price of the Share under Option granted under the Share Option Plan from time to time shall be set by the Board of Directors or the Compensation Committee in its discretion



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but in any event shall not be less than the Market Price. Subject to the foregoing limitation, the said purchase price may differ between Options granted under the Share Option Plan. "Market Price" for the purposes of this Share Option Plan shall be the average of the closing prices for the Shares on the TSE or in the event of no trades, the average of the bid and asked prices, on the last five business days prior to the date of the grant of an Option.

3.04 ISSUANCES OF SHARES: If, as and when any Shares have been duly purchased and paid for in cash under the terms of an Option granted or when a Right is exercised pursuant to Section 3.06 under the Share Option Plan and in accordance with the terms of such Options and any rules or regulations adopted by the Board of Directors or the Compensation Committee in respect thereof, such Shares shall be issued to the Optionee as fully paid and non-assessable Shares at the price paid therefor. No Optionee shall have any rights as a shareholder in respect of Shares subject to any Option granted to him until such Shares have been paid for in full and issued to the said Optionee or a Right has been exercised pursuant to Section 3.06.

3.05 TERMINATION OF EMPLOYMENT OR DEATH: No Option may be exercised after the employment of an Optionee ceases with the Corporation and the Optionee shall have no rights or claims against the Corporation in respect of the Options or in respect of any Shares subject to Options which have not been purchased prior to such date except that:

  (a) if such employment ceases by reason of permanent disability of the Optionee, or the retirement of the Optionee on or after attaining the age of sixty years or the death of the Optionee, any Option granted to the Optionee may be exercised in full by the Optionee or by his legal representatives as if such employment had not ceased provided that all Options held by the Optionee or his legal representatives must be exercised on or before one (1) year after employment so ceased and thereafter any portion which remains unexercised shall terminate and be of no force or effect; and

  (b) the Board of Directors or the Compensation Committee may in its discretion, in special circumstances, give its express consent to the exercise, after the effective date of the Optionee ceasing to be employed by the Corporation, of any Options which are exercisable at the time the Optionee's employment ceases.

3.06 SHARE APPRECIATION RIGHT: A Participant to whom an Option is granted under the Share Option Plan may, if determined by the Board of Directors or the Compensation Committee, have the right (the "Right"), when entitled to exercise an Option to terminate such Option in whole or in part (the "Terminated Option"), by notice in writing to the Corporation, and, in lieu of receiving the Shares (the "Option Shares") to which the Terminated Option relates, to receive that number of Shares, disregarding fractions, which when multiplied by the Fair Value have a total value (the "Total Value") equal to the product of the number of Option Shares times the difference between the Fair Value and the Option price per Share of the Option Shares, less the Withheld Amount, if any. "Fair Value" means the average of the closing prices for the Shares on the TSE or in the event of no trades, the average of the bid and asked prices, on the last five business days prior to the exercise of the Right; and "Withheld Amount" means the greater of:

  (a)   any amount required to be paid by the Corporation or an affiliate; or


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  (b) any amount the Participant directs the Corporation or an affiliate to pay
      (provided such amount shall not exceed 50% of the Total Value before deduction of the Withheld Amount), to any taxation authority in respect of the grant of the Terminated Option and/or exercise of the Right.

3.07 TERMINATION OF THE SHARE OPTION PLAN: Termination of the Plan shall not affect the rights of an Optionee holding an Option at the time of the termination of the Plan without the consent of the Optionee.

3.08 LIMITATION: Options shall not be granted to a Participant if such Options together with all other Options then held by such Participant and any Rights attached thereto would upon exercise result in the issue to such Participant of more than 5% of the Shares then outstanding.

PART 4 - SHARE BONUS PLAN:

4.01 PARTICIPANTS: The Board of Directors or the Compensation Committee, shall have the right to determine in its sole and absolute discretion to issue for no cash consideration to any full-time employees of the Corporation any number of Shares (subject to Section 4.02 and 6.05) as a discretionary bonus in consideration of past services subject to such terms, conditions, limitations, prohibitions and restrictions as the Board of Directors or the Compensation Committee may determine.

4.02 NUMBER OF SHARES: The maximum number of Shares that may be issued and reserved for issuance under the Share Bonus Plan shall not exceed 5% of the total number of shares issued and reserved for issuance pursuant to the Plan nor 1% of the issued capital.

PART 5 - SHARE LOAN PLAN:

5.01 PARTICIPANTS: Officers of the Corporation, (whether or not directors) may participate in the Share Loan Plan (the "Share Loan Participants").

5.02 ELIGIBILITY: The Board of Directors or the Compensation Committee shall from time to time determine the officers eligible for participation in the Share Loan Plan. Each Share Loan Participant may elect to participate in the Share Loan Plan by signing and delivering to the Corporation such documentation as the Corporation may require.

5.03 TERMS: The Board of Directors or the Compensation Committee may in its discretion (subject to Sections 5.04, 5.05 and 6.05) determine the amount of the loan to be made to the Share Loan Participant, the number of Shares in respect of which the loan is made and the value per share in respect of which the loan is made. The loan shall be subject to such terms and conditions, including rates of interest (if any), as the Board of Directors or the Compensation Committee may determine.

5.04 SHARES: The number of Shares issued and reserved for issuance pursuant to the Share Loan Plan to any one person shall not exceed 12% of the aggregate number of Shares issued and reserved for issuance pursuant to the Plan. The number of Shares issued and reserved for issuance pursuant to the Share Loan Plan (whether or not such Shares are issued pursuant to the exercise of Options granted under the Share Option Plan) shall not exceed 25% of the aggregate number of Shares issued and reserved for issuance pursuant to the Plan.

5.05 AMOUNT OF LOAN: The amount of the loan made under the Share Loan Plan shall be determined by



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the Board of Directors or the Compensation Committee and shall, except where a loan is made with respect to Shares that are issued pursuant to the exercise of an Option granted under the Share Option Plan, not be more that the product of the number of Shares in respect of which the loan is made multiplied by the average of the closing prices for the Shares of the Corporation on the TSE or in the event of no trades, the average of the bid and asked prices, on the last five business days immediately preceding the date of approval of the loan and, where such Shares are issued pursuant to the exercise of an Option granted under the Share Option, be the purchase price of the Shares as determined in the Share Option Plan.

5.06 TRUSTEE: The Board of Directors or the Compensation Committee shall appoint a trustee (the Trustee) to act as Trustee of the Share Loan Plan, who shall be competent to carry out all of the trust provisions contained in the Share Loan Plan.

5.07 LOAN: Upon receipt by the Corporation from a Share Loan Participant of the required documentation referred to in paragraph 5.02, the Corporation, subject to Section 5.05, shall make a loan to the Share Loan Participant in an amount sufficient to purchase, at the purchase price per Share as set by the Board of Directors or the Compensation Committee, the number of Shares of the Corporation that the Share Loan Participant is entitled to purchase as determined and approved by the Board of Directors or the Compensation Committee.

5.08 DELIVERY OF SHARE CERTIFICATE: All Shares issued under the Share Loan Plan shall be delivered to the Trustee who shall hold such Shares in trust subject to the provisions contained herein.

Upon repayment of the loan, in whole or in part and any interest thereon, each Share Loan Participant shall be entitled to the delivery from the Trustee of such percentage of the Shares as corresponds to the percentage of such Share Loan Participant's loan which has been repaid, upon delivery of a written request to that effect to the Trustee.

5.09 REPAYMENT OF LOAN: In order to repay the loan in whole or in part and any interest thereon, the Share Loan Participant may direct the Trustee in writing to sell on his behalf all or part of his Shares and to repay out of the proceeds of such sale his loan to the Corporation.

5.10 TERMINATION OF EMPLOYMENT: In the event that the Share Loan Participant ceases to be an employee of the Corporation for any reason whatsoever (other than the death of the employee), his loan, or the amount thereof remaining outstanding, shall mature and be payable, together with any applicable interest thereon, eighteen (18) months from the date he ceases to be an employee:

  (a) if the loan and any interest thereon have not been repaid in full to the Corporation within eighteen (18) months of the date the Participant ceases to be an employee:

      (i) the Trustee shall sell on behalf of such Share Loan Participant all or such part of the Shares then held by it on his behalf as shall be necessary to repay the loan and any interest thereon in full and the Trustee shall pay to the Corporation the proceeds of such sale;

      (ii) the Trustee shall transfer and deliver to the Share Loan Participant the balance of the Shares, if any, that are not so sold; and

      (iii) the Board of Directors or the Compensation Committee shall fix such terms and conditions with



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            regard to repayment of all or part of the balance of the loan or forgiveness of all or part of the balance of the loan as the Board of Directors or the Compensation Committee may in its discretion determine.

  (b) if the loan and any interest thereon have been repaid in full to the Corporation within eighteen (18) months of the date the Participant ceases to be an employee, the Trustee shall forthwith upon repayment transfer and deliver to the Share Loan Participant the Shares, if any, then held by it on behalf of such Share Loan Participant.

5.11 DEATH OF EMPLOYEE: In the event that a Share Loan Participant dies while in the employ of the Corporation, the loan, or the amount thereof remaining outstanding shall mature and be payable, together with any applicable interest thereon, one year from the date of such Share Loan Participant, and:

  (a) if the loan and any such interest thereon have not been repaid in full to the Corporation within one year from the date of death of such Share Loan Participant;

      (i) the Trustee shall sell on behalf of such deceased Share Loan Participant all or such part of the Shares then held by it on his behalf as shall be necessary to repay to the Corporation the loan and such interest in full and the Trustee shall pay to the Corporation the proceeds of such sale;

      (ii) the Trustee shall transfer and deliver the balance of the Shares, if any, to the legal personal representatives of the deceased Share Loan Participant; and

      (iii) the Board of Directors or the Compensation Committee shall fix such terms and conditions with regard to repayment of all or part of the balance of the loan or forgiveness of all or part of the balance of the loan as the Board of Directors or the Compensation Committee may in its discretion determine.

  (b) if the loan and any interest thereon have been repaid in full to the Corporation within one year of the date of the death of the Share Loan Participant, the Trustee shall then transfer and deliver the Shares held by it to the legal personal representatives of the deceased Participant.

5.12 MISCELLANEOUS DISTRIBUTION: In the event that the Shares held by the Trustee pursuant hereto on behalf of a Share Loan Participant have not been transferred and delivered to such Share Loan Participant or sold on behalf of such Share Loan Participant by the Trustee in accordance with the provisions of section 5.08, 5.10 or 5.11 hereof within five years from the purchase date, the Trustee shall transfer and deliver such Shares then held by it to such Share Loan Participant, unless the loan and any such interest thereon of such Share Loan Participant have not been repaid in full to the Corporation in which case:

  (a) the Trustee shall sell on behalf of the Share Loan Participant all or such part of the Shares as shall be necessary to repay the loan, together with any applicable interest thereon, in full and the Trustee shall pay to the Corporation the proceeds of such sale;

  (b) the Trustee shall transfer and deliver the balance of the Shares, if any, to such Share Loan Participant; and



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  (c)   if the loan and any such interest thereon have not been repaid in full the Board of Directors or the Compensation Committee shall fix such terms and conditions with regard to repayment of all or part of the balance of the loan or forgiveness of all or part of the balance of the loan as the Board of Directors or the Compensation Committee may in its discretion determine.

5.13 DIVIDENDS AND OTHER RIGHTS: The Trustee shall pay and transfer all dividends received by it in respect of the Shares held by it on behalf of any Share Loan Participant to the Corporation in repayment of the loan. In the event the Trustee becomes entitled to subscribe for additional Shares of the Corporation by virtue of the Trustee being the registered holder of the Share, the Trustee, if so requested by the Share Loan Participant or his legal personal representatives and upon the receipt of applicable subscription monies therefor, shall subscribe for such additional Shares or securities on behalf of the Share Loan Participant. Upon issuance of the additional Shares, the Trustee shall transfer and deliver such additional Shares so received by it on behalf of the Share Loan Participant to or to the order of the Share Loan Participant or his legal personal representatives.

5.14 THE TRUSTEE shall attend all meetings of shareholders of the Corporation which the Trustee shall be entitled to attend by virtue of being the registered holder of the Shares and shall vote the Shares held on behalf of each Share Loan Participant at every such meeting in such manner as the Board of Directors of the Corporation shall have previously directed in writing, and in default of any such direction the Trustee shall vote or refrain from voting at its discretion.

5.15 GENERAL: The Trustee shall be entitled to rely on the certificate of two officers of the Corporation under the seal of the Corporation as to any of the following matters:

  (a)   whether a Share Loan Participant has repaid the loan to the Corporation;

  (b) whether the employment of any Share Loan Participant with the Corporation has terminated;

  (c) the date of the death of any Share Loan Participant and whether the loan has been repaid in full within one year from the date of death of such Share Loan Participant; and

  (d) the balance owing to the Corporation at the date of such certificate in respect of any loan.

5.16 THE CORPORATION AND THE TRUSTEE shall enter into such trust agreement with regard to the terms of the Share Loan Plan as the Trustee and the Corporation may deem necessary and appropriate.

PART 6 - GENERAL

6.01 TRANSFERABILITY: All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable except as provided for in section 3.05(a). During the lifetime of a Participant all benefits, rights and options may only be exercised by the Participant.

6.02 EMPLOYMENT: Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Corporation or any affiliate, or interfere in any way with the right of the Corporation or any affiliate to terminate the Participant's employment at any time. Participation in the Plan by a Participant is voluntary.



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6.03  RECORD KEEPING:  The Corporation shall maintain a register in which shall be recorded:

  (a) the number of Shares issued and reserved for issuance pursuant to the Plan, including: the number of Shares purchased and reserved for purchase under the Share Purchase Plan; the number of Shares issued and subject to issuance upon the exercise of Options or Rights granted under the Share Option Plan; the number of Shares issued and reserved for issuance under the Share Bonus Plan; and the number of Shares purchased and reserved for purchase under the Share Loan Plan;

  (b)   the name and address of each Participant;

  (c)   the Plan in which the Participant participates;

  (d)   any Participant's contributions;

  (e) the number of options granted to a Participant and the number of options outstanding; and

  (f) the amount of a loan made to any Participant, the repayment terms and the rate of interest (if any).

6.04 NECESSARY APPROVALS: The Plan and the obligation of the Corporation to issue and deliver any Shares in accordance with the Plan is subject to the approval of all regulatory authorities having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Participant's Contribution held in trust for a Participant and any purchase price paid to the Corporation will be returned to the Participant. Any participation rights granted prior to such approvals shall be conditional upon and suspended until such approvals have been given.

6.05 SHARES: A maximum of 10,260,000 Shares have been reserved for issuance from time to time, pursuant to the Plan, including any Shares subject to issuance upon the exercise of any outstanding Options or Rights granted under the Share Option Plan and any Shares previously issued pursuant to the Plan or other such plans.

The number of Shares issued and reserved for issuance pursuant to the Plan to any one person shall not exceed 20% of the aggregate number of Shares issued and reserved for issuance pursuant to the Plan. The number of Shares issued and reserved for issuance pursuant to the Plan, together with the Directors' Stock Option Plan, to any one person shall not exceed 5% of the issued capital.

As used in the Plan, "Shares" means common shares without par value of the Corporation as constituted on November 10, 1988, subject to Section 6.06. The number of shares outstanding at any time for purposes of the Plan shall be determined on the basis of the number of shares that are outstanding immediately before the share issuance in question, excluding shares issued pursuant to the Plan over the proceeding one-year period.

6.06  ADJUSTMENT IN CASE OF CHANGES AFFECTING THE SHARES:

  (a) In the event of a subdivision, consolidation, exchanges or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan and the purchase prices thereof shall be increased or



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        reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board of Directors or the Compensation Committee;

  (b) If the Corporation amalgamates, consolidates with or merges with or into another corporation, any Shares receivable on the exercise of an Option granted under the Share Option Plan shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the purchase price shall be adjusted appropriately by the Board of Directors or the Compensation Committee and such adjustment shall be binding for all purposes of the Share Option Plan; and

  (c) In the event of a change in the Corporation's presently authorized Shares which is limited to a change in the designation thereof, the Shares resulting from any such change shall be deemed to be Shares within the meaning of this Plan. In the event of any other change affecting the Shares, such adjustment shall be made as may be deemed equitable by the Board of Directors or the Compensation Committee to give proper effect to such event.

6.07 DECISION OF DIRECTORS: For purposes of the Plan, those Directors of the Corporation who are eligible and who have at any time within one year prior thereto been eligible for selection as persons to whom Shares may be issued or to whom options or rights may be granted pursuant to the Plan shall not be eligible to, and shall not participate in the decision of the Board of Directors or the Compensation Committee to issue any Shares or grant any Options under the Plan or approve any amendments thereto.

6.08 ADMINISTRATION AND AMENDMENT OF THE PLAN: The Plan will be administered by the Board of Directors and the Compensation Committee of the Corporation. The Board of Directors and the Compensation Committee are authorized to interpret the Plan and may from time to time establish, amend or rescind rules and regulations required for carrying out the Plan. Any such interpretation or construction of any provision of the Plan shall be final and conclusive. All administrative costs of the Plan shall be paid by the Corporation. The senior officers of the Corporation are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications and writings as they in their absolute discretion consider necessary for the implementation of the rules and regulations established for administering the Plan.

The Board of Directors and the Compensation Committee reserve the right to amend, modify or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board of Directors or the Compensation Committee. However, any amendment of the Plan which would:

  (a)   materially increase the benefits under the Plan;

  (b) materially increase the number of Shares which would be issued under the Plan;

  (c) materially modify the requirements as to eligibility for participation in the Plan; or

  (d) otherwise require approval by shareholders (or disinterested shareholders as the case may be) in accordance with the requirements of any regulatory body having jurisdiction over the Shares;

shall be effective only upon the approval of the shareholders (or disinterested shareholders as the case may



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be) of the Corporation. Any amendment to any provision of the Plan shall be subject to approval by any regulatory body having jurisdiction over the securities of the Corporation.

6.09 NO REPRESENTATION OR WARRANTY: The Corporation makes no representation or warranty as to the future market value of any Share issued in accordance with the provisions of the Plan.

6.10 INTERPRETATION: The Plan will be governed by and construed in accordance with the laws of the Province of Ontario.

6.11 APPROVAL BY SHAREHOLDERS: Should any regulatory authority require, the Plan shall be subject to the approval of the shareholders of the Corporation to be given by resolution approved by a simple majority of votes cast at the next Annual and Special Meeting to be held on May 11, 1989 and the approval of all regulatory authorities having jurisdiction. Any participation rights granted prior to such approvals shall be conditional upon and suspended until such approvals have been given.

Currency: June, 1999


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